Exhibit 10.1

Termination and Release Agreement

THIS TERMINATION AND RELEASE AGREEMENT (this “Agreement”) is made and entered into as of June 11, 2024, by and among Great Ajax Corp., a Maryland corporation (“Ajax”), Great Ajax Operating Partnership L.P., a Delaware limited partnership (the “Operating Partnership,” and together with Ajax and any current or future subsidiaries of Ajax, the “Company”), Thetis Asset Management LLC, a Delaware limited liability company (the “Manager”), solely for the purposes of Section 5 hereof, Rithm Capital Corp., a Delaware corporation (“Rithm”), and, solely for the purposes of Section 6, Aspen Yo LLC (“Aspen”). The Company, the Manager and Rithm are each sometimes referred to herein as a “Party,” and collectively as, the “Parties.” Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Management Agreement or, if such terms are not defined therein, the Term Loan Agreement or the Securities Purchase Agreement (each as defined below), as the case may be.

RECITALS

WHEREAS, the Company and the Manager are parties to that certain Third Amended and Restated Management Agreement, dated as of April 28, 2020, as amended on March 1, 2023 (the “Management Agreement”);

WHEREAS, Ajax has entered into that that certain Credit Agreement, dated as of February 26, 2024 (the “Term Loan Agreement”), with NIC RMBS LLC, a Delaware limited liability company, in its capacities as Initial Lender, Administrative Agent and Collateral Agent therein, and the other Lenders from time to time party thereto, pursuant to which, among other things, subject to the terms and conditions set forth therein, the Lenders, which are affiliates of Rithm, agreed to provide a term loan (the “Term Loan”), subject to the terms and conditions set forth therein, to the Company in the amount of up to $70 million, to enable the Company to redeem a portion of its 7.25% Convertible Senior Notes due 2024 (the “Term Loan Transaction”);

WHEREAS, Ajax, the Operating Partnership and the Manager have entered into a Securities Purchase Agreement, dated as of February 26, 2024 (the “Securities Purchase Agreement”), with Rithm, pursuant to which, among other things, subject to the terms and conditions set forth therein, the Company has agreed to issue and sell, and Rithm or one of its subsidiaries or other affiliates has agreed to purchase or accept, as applicable, shares of common stock of the Company, par value $0.01 (“Common Stock”) (the “Common Stock Sale”), and warrants representing the right to purchase shares of Common Stock of the Company (the “Warrants Issuance”), subject to the terms and conditions set forth therein;

WHEREAS, on February 26, 2024, the Company gave written notice to the Manager (the “Written Notice”) that, in connection with the consummation of the transactions contemplated by the Term Loan Agreement and the Securities Purchase Agreement, the Company intends to (i) terminate the Management Agreement, (ii) pay the Manager the value of the termination fee required thereunder in shares of Common Stock, (iii) pay the Manager in cash (not to exceed the amount set forth in Schedule 4.02 to the Term Loan Agreement) for severance payments and other fees, costs and expenses payable to third parties, incurred in connection with the termination of the Management Agreement and the transactions contemplated thereby, including, without limitation, any amounts as required to be paid to the Manager pursuant to Section 14 of the Management Agreement, and (iv) enter into this Agreement;

WHEREAS, each owner that owns not less than 4.9% of the outstanding equity of the Manager, including Ithan Creek Master Investors CayB USB VIII, Inc. and Flexpoint Great Ajax Holdings, LLC (the “Consenting Investors” and each, a “Consenting Investor”), has consented to the termination of the Management Agreement, as required by Section 4.7 of the Operating Agreement of the Manager, dated as of July 8, 2014, by and among Larry Mendelsohn, Aspen, GA-TRS LLC, Ithan Creek Master Investors CayB USB VIII, Inc., Flexpoint Great Ajax Holdings, LLC and the Manager, and at least a majority of the shareholders of the Company has approved the same in connection with the approval of the transactions contemplated by the Term Loan Agreement and Securities Purchase Agreement, as evidenced by one or more Voting and Support Agreements, dated February 26, 2024, entered into by and between the Company and each Consenting Investor and such other shareholders;

WHEREAS, in connection with the transactions contemplated by the Term Loan Agreement and the Securities Purchase Agreement, the Company has obtained the approval of he Company’s stockholders of the transactions contemplated by the Term Loan Agreement and Securities Purchase Agreement at the special meeting of the Company’s stockholders to consider and approve of such transactions; and

WHEREAS, in connection with the transactions contemplated by the Term Loan Agreement and the Securities Purchase Agreement, the Parties desire, subject to the terms and conditions set forth herein, to (i) terminate the Management Agreement, effective as of the Effective Date (as defined herein); (ii) pay the Manager the value of the termination fee required under the Management Agreement in shares of Common Stock; (iii) pay the Manager in cash (not to exceed the amount set forth in Schedule 4.02 of the Term Loan Agreement) for severance payments and other fees, costs and expenses payable to third parties incurred in connection with the termination of the Management Agreement and the transactions contemplated thereby as required to be paid to the Manager including, without limitation, any amounts as required to be paid to the Manager pursuant to Section 14 of the Management Agreement; (iv) provide the Company with a full release by the Manager from all historical liabilities arising under the Management Agreement and provide the Manager with a full release by the Company from all historical liabilities arising under the Management Agreement; and (v) provide for the transfer by Aspen of all right, title and interest in and to the Licensed Marks (as defined in the Trademark License Agreement, dated July 8, 2014, by and between the Company and Aspen (the “License Agreement”)) to the Company.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.             Termination of Management Agreement; Survival of Certain Provisions.

(a)               Notwithstanding anything to the contrary in the Management Agreement, the Parties hereby agree that the Management Agreement, and all rights and obligations of the Company and the Manager thereunder, shall be automatically terminated and of no further force or effect as of the date hereof (the “Effective Date”), without any further notice or action by any of the Company or the Manager (such termination, the “Termination”). Notwithstanding the foregoing:

(i)                For the avoidance of doubt, the Manager shall continue to be entitled to receive the quarterly Base Management Fee and the quarterly Incentive Fee (collectively, the “Management Fees”) payable to the Manager pursuant to the terms and conditions of the Management Agreement during the period beginning from the date of the Written Notice until August 24, 2024, the date that is 180 days from the date of the Written Notice (such latter date, the “Expiration Date”).

(ii)              The following provisions of the Management Agreement shall survive the Termination and shall continue to remain in full force and effect: Section 6 (Reimbursement of Expenses); Section 10 (Limitation of Liability of the Manager; Indemnification); Section 14 (Action Upon Termination); Section 15 (Confidentiality); and all provisions, terms and conditions of the Management Agreement that expressly survive its termination (as set forth in Section 12(f) thereof); provided, that no survival of any such provision shall supersede the limitation set forth in Schedule 4.02 to the Term Loan Agreement regarding the cap on expenses payable by the Company in cash.

(b)               Prior to the Effective Date, (i) the Company and the Manager shall comply in all respects with all the terms and conditions of the Management Agreement, (ii) the Company and the Manager shall not amend the Management Agreement or this Agreement, in each case without the prior written consent of Rithm, and (iii) except as specifically permitted or required by the Term Loan Agreement or the Securities Purchase Agreement, as required by law, or as consented to in writing by Rithm (which consent shall not be unreasonably withheld, delayed or conditioned), the Manager shall conduct its activities with respect to the Company, and its obligations pursuant to the Management Agreement, in the ordinary course of business consistent with past practice in all material respects. Further, the Manager agrees to cooperate with the Company and Rithm prior to the Effective Date and take all actions reasonably requested by the Company or Rithm prior to the Effective Date in order to carry out and effect the Term Loan Transaction, the Common Stock Sale and the Warrant Issuance and the transactions contemplated by the Term Loan Agreement and the Securities Purchase Agreement and the orderly transfer of the operation and management of the Company and its investment activities to RCM GA Manager LLC, a Delaware limited liability company and affiliate of Rithm.

2.             Termination Payment.

(a)               As consideration for the Termination and the other promises, undertakings and releases of the Manager hereunder, the Company shall pay to the Manager (i) the termination fee in an amount equal to twice the combined Base Management Fees and Incentive Fees earned by the Manager during the 12-month period immediately preceding the Expiration Date, calculated as of the end of the most recently completed fiscal quarter prior to the Expiration Date (the “Termination Payment”), in accordance with Section 2(b) hereof; and (ii) severance payments and other fees, costs and expenses payable to third parties, incurred in connection with the termination of the Management Agreement and the transactions contemplated thereby, including, without limitation, any amounts as required to be paid to the Manager pursuant to Section 14 of the Management Agreement (the “Cash Amount”), in accordance with Section 2(c) hereof. The Termination Payment shall be deemed to constitute, and shall in all respects satisfy all obligations with respect to, the Termination Fee.

(b)               The Termination Payment shall be paid on the Effective Date in a number of shares of Common Stock to be issued to the Manager, which shall be equal to the quotient of (x) the dollar amount of the Termination Payment as calculated as of the Effective Date, divided by (y) the trailing five-day weighted-average price per share of the Common Stock on the New York Stock Exchange (“NYSE”), as calculated over the five days preceding the date of the Securities Purchase Agreement (such number of shares, the “Common Stock Amount”).

(c)               The Cash Amount shall be paid on the Effective Date, in an amount of cash (not to exceed the amount set forth in Schedule 4.02 to the Term Loan Agreement) equal to the sum of (i) certain severance payments payable to certain employees or contractors of the Manager who provide services to the Company, and (ii) all other fees, costs and expenses payable to third parties, in each of the preceding clauses (i) and (ii), incurred in connection with the termination of the Management Agreement and the transactions contemplated thereby, including, without limitation, any amounts as required to be paid to the Manager pursuant to Section 14 of the Management Agreement. The Manager shall prepare a written statement of account in reasonable detail documenting the severance payments and other fees, costs and expenses to be reimbursed by the Company in connection with or relating to the termination of the Management Agreement and the transactions contemplated thereby and deliver the same to the Company no less than three (3) business days prior to the Effective Date.

(d)               On the Effective Date, (i) the Company shall pay the Cash Amount by wire transfer, in immediately available funds, to an account designated by the Manager in writing at least three (3) business days prior to the Effective Date, and (ii) the Company shall deliver to the Manager (or its designated custodian per its delivery instructions) the Common Stock Amount in electronic, book-entry form, registered in the name of the Manager, or confirmation of instructions given by the Company to Equiniti Trust Company, LLC, in its capacity as the Company’s transfer agent for the Common Stock (the “Transfer Agent”), to register the Common Stock Amount in electronic, book-entry form.

(e)                Notwithstanding anything to the contrary in the Management Agreement, the Parties acknowledge and agree that the Termination Payment, the Cash Amount (not to exceed the amount set forth in Schedule 4.02 to the Term Loan Agreement) and the Management Fees owed pursuant to Section 1(a)(i) shall be the entire amount payable to the Manager or any of its affiliates in connection with the Termination and thereafter under or in respect of the Management Agreement, unless the Securities Purchase Agreement is validly terminated pursuant to Section 5.3 thereof, and except with respect to those rights and obligations which, pursuant to Section 1 hereof, survive the Termination. For the avoidance of doubt, prior to the Termination, the Manager shall only be entitled to receive payments from the Company that are consistent with past practice and pursuant to the terms of the Management Agreement; provided, that this Section 2(e) shall not be deemed to limit any bona fide claims the Manager may have (and any payments related thereto) pursuant to Section 10, Section 12(b) or Section 14 of the Management Agreement; provided, further, that no survival of any such provision shall supersede the limitation set forth in Schedule 4.02 of the Term Loan Agreement regarding the cap on expenses payable by the Company in cash.

3.             Further Undertakings. As soon as practicable following the date hereof, the Company shall use commercially reasonable efforts to prepare and file a registration statement under the Securities Act of 1933, as amended, with the Securities and Exchange Commission (the “SEC”). Such registration statement shall permit the public resale of the Common Stock issued to the Manager, from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect).

4.              Waiver of Notice Requirement. Each of the Company and the Manager hereby (i) agree that this Agreement constitutes all required notice of termination of the Management Agreement pursuant to the terms of the Management Agreement, and (ii) waives, whether exercisable now or at any time in the future, any and all rights to notice under the Management Agreement, to the extent relating to the transactions contemplated by this Agreement, the Term Loan Agreement and the Securities Purchase Agreement.

5.             Release.

(a)               Effective as of, and contingent upon, the Termination, each of the Company, the Manager, and its respective affiliates hereby fully and unconditionally releases and forever discharges the other party and the affiliates of the other party (including, as applicable, Rithm, the affiliates of Rithm, and their respective administrators, executors, representatives, successors and assigns), and their respective directors, officers, managers, stockholders, members, partners, employees and agents, and their respective successors and assigns, from any and all actions, causes of action, suits, debts, accounts, covenants, liabilities, disputes, agreements, promises, damages, judgments, executions, claims, and demands whatsoever in law or in equity (“Claims”) that they ever had, now have, or that they or their administrators, executors, representatives, successors and assigns hereafter can or may have, arising under or pursuant to the Management Agreement, except with respect to those rights and obligations which, pursuant to Section 1 hereof, survive the Termination (provided, that, with respect to the release by the Manager, no claim shall survive for payment of any termination fee, reimbursement amount or other expenses payable to or on behalf of the Manager to the extent the amounts calculated in accordance with this Agreement (and subject to the limitation on cash payment of expenses in Schedule 4.02 of the Term Loan Agreement) are paid in accordance with the terms hereof) and those rights and obligations under this Agreement.

(b)               Each of the Company and the Manager agrees that it shall not make any assignment of any Claim or any right of any kind whatsoever embodied in any of the Claims released herein, and that no other person or entity of any kind shall have any interest in any of the Claims released herein.

6.              Trademark License Agreement. In connection with the transactions contemplated by this Agreement, the Company and Aspen desire that all right, title and interest of Aspen in and to the Licensed Marks shall be transferred and assigned to the Company effective as of the date hereof. Aspen and the Company shall use their respective commercially reasonable best efforts to cooperate with the other and their respective officers, employees, attorneys, accountants and other agents, and, generally, do such other reasonable acts and things in good faith as may be necessary to effectuate the intents and purposes of this Section 6, including taking reasonable action to facilitate the signing or filing of any document or the taking of reasonable action to assist the other party in complying with the terms of this Section 6.

7.             Company Contracts and Records. Prior to the Effective Date, the Manager and each of its affiliates will deliver to the Company all material contracts and material records pertaining to the business or operations of the Company and in the Manager’s or any of its affiliates’ possession or control.

8.             Successors and Assigns; Third Party Beneficiaries; Further Actions; Specific Performance; Representations and Warranties.

(a)               This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement. Rithm and its affiliates, successors and assigns shall be entitled to rely on this Agreement in connection with the consummation of the transactions contemplated by the Term Loan Agreement and the Securities Purchase Agreement. Rithm shall be an express third-party beneficiary of this Agreement (including applicable provisions of the Management Agreement) and Rithm shall be entitled to enforce any such provisions.

(b)               Each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as any Party may reasonably request or as may be reasonably necessary or appropriate to effectuate, consummate and perform the terms, provisions, or conditions of this Agreement.

(c)                It is understood and agreed that money damages may not be an adequate remedy for any breach of this Agreement by any Party and that any non-breaching Party shall be entitled to seek equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such actual or potential breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by a Party of this Agreement, but shall be in addition to all other remedies available at law or equity to any non-breaching Party.

(d)                Each of the Parties hereby represents and warrants to the other Parties that (i) such Party has the absolute and unrestricted right, power, and authority to (A) execute and deliver this Agreement, and (B) perform its obligations hereunder, and (ii) such Party has consulted with, or has been afforded the opportunity to consult with, counsel of its own choosing in connection with this Agreement and that it enters into this Agreement of its own free will and as its independent act.

9.             Survival. For the avoidance of doubt, the obligations of the Parties contained in this Agreement, which by the terms thereof contemplate performance after the Termination, shall survive the Termination.

10.           Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future law or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

11.           Entire Agreement; Amendment. The Management Agreement and this Agreement constitute the entire understanding between the Parties with respect to the subject matter hereof and supersede all prior discussions between them relating thereto. Any amendment or modification to this Agreement shall be effective only if in writing and signed by each Party (including Rithm).

12.           Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the interpretation of any provision of this Agreement.

13.           Agreement Not to be Strictly Construed Against any Party. This Agreement shall be construed and interpreted as if each of the Parties drafted this Agreement concurrently. Any ambiguity or interpretation of this Agreement shall not be construed against any Party, and any such ambiguity or interpretation shall be determined as if each of the Parties drafted this Agreement concurrently.

14.           Counterparts; Electronic Signatures. This Agreement may be executed in multiple counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which when taken together shall constitute one and the same instrument. This Agreement may be executed by facsimile, pdf scan, or other form of electronic signature.

15.           Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)               This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof (except for Section 5-1401 of the New York General Obligations Law). Each Party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated hereby (whether brought against a Party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such Party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any Party shall commence an action, suit or proceeding to enforce any provisions of this Agreement, then the prevailing Party in such action, suit or proceeding shall be reimbursed by the other Party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(b)               THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Termination and Release Agreement as of the day and year first above written.

Great Ajax Corp.

By:	/s/ Mary Doyle
Name: Mary Doyle
Title: Chief Financial Officer

Great Ajax Operating Partnership L.P.

Great Ajax Operating LLC, general partner

By: Great Ajax Corp., managing member

By:	/s/ Lawrence Mendelsohn
Name: Lawrence Mendelsohn
Title: Chief Executive Officer

Thetis Asset Management LLC

By:	/s/ Lawrence Mendelsohn
Name: Lawrence Mendelsohn, Manager

[Signature Page to Termination and Release Agreement]

Solely for the purposes of Section 5 hereof:

Rithm Capital Corp.

By:	/s/ Nicola Santoro, Jr.
	Name:	Nicola Santoro, Jr.
	Title:	Chief Financial Officer

Solely for the purposes of Section 6 hereof:

Aspen Yo LLC

By:	/s/ Lawrence Mendelsohn
	Name:	Lawrence Mendelsohn
	Title:	Authorized Agent of MARS Development LLC, Manager